UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

HTG Molecular Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

HTG MOLECULAR DIAGNOSTICS, INC.

3430 E. Global Loop

Tucson, Arizona 85706

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on November 29, 2022

Dear Stockholders:

You are cordially invited to a Special Meeting of Stockholders of HTG Molecular Diagnostics, Inc., a Delaware corporation. The meeting will be held at 1:30 p.m. local time on November 29, 2022 at the office of HTG Molecular Diagnostics, Inc. at 3430 E. Global Loop, Tucson, Arizona 85706.

We are holding the meeting for the following purposes, as more fully described in the accompanying proxy statement:

1.	To approve an amendment to our amended and restated certificate of incorporation to increase the authorized number of shares of our common stock from 26,666,667 to 80,000,000;

2.

To approve a series of alternate amendments to our amended and restated certificate of incorporation to effect, at the option of our Board of Directors, a reverse stock split of our common stock at a ratio between 1-for-3 and 1-for-12, inclusive, as determined by our Board of Directors in its sole discretion;

3.	To authorize an adjournment of the meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1 or Proposal 2; and

4.	To transact any other business that may be properly brought before the meeting or any continuation, adjournment or postponement thereof.

All of our stockholders of record as of October 26, 2022 are entitled to attend and vote at the meeting and at any adjournment or postponement thereof.

Our board of directors recommends that you vote “For” the three proposals listed above.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders of HTG Molecular Diagnostics, Inc.

to Be Held on November 29, 2022 at 1:30 p.m. Local Time at

the Office of HTG Molecular Diagnostics, Inc.

Located at 3430 E. Global Loop, Tucson, Arizona 85706.

The proxy statement is available at www.htgmolecular.com.

By Order of the Board of Directors

Sincerely,

Shaun D. McMeans
Corporate Secretary

Tucson, Arizona

October 31, 2022

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote by proxy pursuant to the instructions set forth herein as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

HTG MOLECULAR DIAGNOSTICS, INC.

3430 E. Global Loop

Tucson, Arizona 85706

PROXY STATEMENT FOR THE

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 29, 2022

Our board of directors is soliciting proxies for use at a special meeting of stockholders (the “Special Meeting”) to be held at 1:30 p.m. local time on November 29, 2022 at the office of HTG Molecular Diagnostics, Inc. at 3430 E. Global Loop, Tucson, Arizona 85706, or at any postponement or adjournment of the Special Meeting. HTG Molecular Diagnostics, Inc. is sometimes referred to herein as “we”, “us”, “our”, “HTG” or the “Company.”

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive these proxy materials?

We have sent you this proxy statement and the enclosed proxy card because our board of directors (sometimes referred to as the “Board”) is soliciting your proxy to vote at the Special Meeting, including any adjournments or postponements of the Special Meeting. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are also providing access to our proxy materials over the internet, which can be accessed at www.proxypush.com/HTGM.

We intend to mail these proxy materials on or about November 2, 2022 to all stockholders of record entitled to vote at the Special Meeting.

Who can vote at the Special Meeting?

Only stockholders of record at the close of business on October 26, 2022 (the “record date”) will be entitled to vote at the Special Meeting or any adjournment or postponement thereof. On the record date, there were 11,049,958 shares of common stock outstanding and entitled to vote and one share of Series A Preferred Stock outstanding. The share of Series A Preferred Stock may only vote on the Reverse Stock Split Proposal, as described below.

Stockholder of Record: Shares Registered in Your Name

If on the record date your shares were registered directly in your name with HTG’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy pursuant to the instructions set forth below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

Management is presenting three proposals for stockholder vote:

1.

To approve an amendment to our amended and restated certificate of incorporation to increase the authorized number of shares of our common stock from 26,666,667 to 80,000,000 (the “Authorized Shares Increase Proposal”);

2.

To approve a series of alternate amendments to our amended and restated certificate of incorporation to effect, at the option of our Board of Directors, a reverse stock split of our common stock at a ratio between 1-for-3 and 1-for-12, inclusive, as determined by our Board of Directors in its sole discretion (the “Reverse Stock Split Proposal”); and

3.	To authorize an adjournment of the meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1 or Proposal 2 (the “Adjournment Proposal”).

For each proposal, you may vote “For” such proposal, vote “Against” such proposal or “Abstain” from voting on such proposal.

Our board of directors unanimously recommends a vote “For” each of the foregoing proposals.

What if another matter is properly brought before the Special Meeting?

Our board of directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.

How do I vote?

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Special Meeting or vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the internet. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Special Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Your signed proxy card must be received by 11:59 p.m. Eastern Time on November 28, 2022.

•

To vote over the telephone, dial toll-free 1-866-858-9151 and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on November 28, 2022.

•

To vote through the internet, go to http://www.proxypush.com/HTGM to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on November 28, 2022.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with this proxy statement from that organization rather than from HTG. Simply complete and mail the proxy card as directed by the voting instructions to ensure that your vote is counted. Alternatively, you may be able to vote by telephone or over the Internet as instructed by your broker, bank, or other agent. To vote in person at the Special Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with our proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the record date. The holder of the one outstanding share of our Series A Preferred Stock has 300,000,000 votes but has the right to vote only on the Reverse Stock Split Proposal and the Series A Preferred Stock votes must be voted in the same proportion as the votes cast by shares of common stock on such proposal. For example, if 60% of the votes cast by holders of common stock for the Reverse Stock Split Proposal vote “For” the proposal and 40% vote “Against” the proposal, the holder of the share of Series A Preferred Stock will cast 180,000,000 votes “For” the Reverse Stock Split Proposal and 120,000,000 votes “Against” the Reverse Stock Split Proposal. Since the voting of the Series A Preferred Stock will mirror only votes cast, abstentions and broker non-votes, if any, will have no impact on how the share of Series A Preferred Stock is voted. The Series A Preferred Stock will vote on the Reverse Stock Split Proposal as a single class with the common stock. The share of Series A Preferred Stock will be automatically redeemed by us effective upon the approval of the Reverse Stock Split Proposal.

What if I return a proxy card or otherwise vote by proxy but do not make specific choices?

If you voted by proxy without marking any voting selections, then the proxy holders will vote your shares as recommended by our board of directors on all matters presented in this proxy statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Special Meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, we have retained Morrow Sodali as a proxy solicitor to solicit proxies for the Special Meeting and will pay them a fee of $7,500 plus an additional amount per call, as well as reimbursement of out-of-pocket expenses.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions with respect to each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Special Meeting. If you are a stockholder of record, you may revoke your proxy in any one of the following ways:

•	You may send a written notice that you are revoking your proxy to HTG’s Secretary at 3430 E. Global Loop, Tucson, Arizona 85706.

•	You may grant another proxy by telephone or through the internet.

•	You may submit another properly completed proxy card with a later date.

•	You may attend the Special Meeting and vote in person. Simply attending the Special Meeting will not, by itself, revoke your proxy.

Your most current proxy, whether submitted by proxy card, telephone or internet, is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes, if any. Broker non-votes, if any, will be counted towards the presence of a quorum. Broker non-votes, if any, will not be counted towards the vote total for the Adjournment Proposal. While broker non-votes, if any, will be counted for the Authorized Shares Increase Proposal and the Reverse Stock Split Proposal, see “How many votes are needed to approve the Reverse Stock Split Proposal?” below.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name (shares are held by your broker as your nominee), the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If you do not give instructions to your broker, your broker can vote your shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders. The Authorized Shares Increase Proposal, the Reverse Stock Split Proposal and the Adjournment Proposal are considered “routine” matters and therefore we do not expect there to be any broker non-votes. We are aware, however, that certain brokers elect not to exercise their discretionary authority to vote on routine matters absent voting instructions from their beneficial owners. We strongly urge you to instruct your broker how to vote with respect to the Authorized Shares Increase Proposal, the Reverse Stock Split Proposal and the Adjournment Proposal.

How many votes are needed to approve the Authorized Shares Increase Proposal?

Approval of the Authorized Shares Increase Proposal Votes requires “For” votes from a majority of the shares of common stock outstanding on the record date. Abstentions and broker non-votes, if any, will have the same effect as “Against” votes.

How many votes are needed to approve the Reverse Stock Split Proposal?

Approval of the Reverse Stock Split Proposal requires “For” votes from a majority of the voting power of the shares of common stock and the share of Series A Preferred Stock outstanding on the record date. Although abstentions and broker non-votes, if any, will technically have the same effect as “Against” votes, because the share of Series A Preferred Stock has 300,000,000 votes and will vote in a manner that mirrors votes actually cast (which does not include abstentions or broker non-votes), abstentions and broker non-votes, if any, will have virtually no effect on the outcome of the Reverse Stock Split Proposal. Therefore, if you do not wish for the Reverse Stock Split Proposal to pass, you should vote “Against” this proposal.

How many votes are needed to approve the Adjournment Proposal?

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy at the Special Meeting and entitled to vote on such matter. Abstentions will have the same effect as “Against” votes. Broker non-votes, if any, will have no effect on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of one-third in voting power of the shares of common stock and Series A Preferred Stock issued and outstanding on the record date and entitled to vote at a meeting of stockholders will constitute a quorum for the transaction of business at the Special Meeting, provided that, with respect to the Authorized Shares Increase Proposal, at least one-third of the outstanding shares of common stock on the record date must also be present at the Special Meeting or represented by proxy. On the record date, there were 11,049,958 shares of common stock outstanding and entitled to vote. Thus, in addition to the presence of the Series A Preferred Stock at the meeting, 3,683,320 shares of common stock must be represented by stockholders present at the Special Meeting or by proxy to have a quorum for the Authorized Shares Increase Proposal.

In addition, unless at least one-third of the outstanding shares of common stock on the record date are present at the Special Meeting or represented by proxy, the holder of Series A Preferred Stock will not cast any votes on the Reverse Stock Split Proposal.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Special Meeting. Abstentions and broker non-votes, if any, will be counted towards the quorum requirement. If there is no quorum, the chair of the Special Meeting or a majority of the votes present at the Special Meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Special Meeting?

Preliminary voting results will be announced at the Special Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file no later than four business days after the conclusion of the Special Meeting. If final voting results are not available to us in time to file a Form 8-K on or before the fourth business day after the Special Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s annual meeting proxy materials, your proposal must be submitted in writing by March 9, 2023, to Attn: Corporate Secretary, 3430 E. Global Loop, Tucson, Arizona 85706. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s annual meeting proxy materials, you must do so between April 19, 2023 and May 19, 2023. You are also advised to review the Company’s bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations.

In addition to satisfying the foregoing requirements under the Company’s bylaws, to comply with the universal proxy rules (once effective) stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If a stockholder’s written notice is not received between April 19, 2023 and May 19, 2023 as specified in the immediately preceding paragraph, and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2023 annual meeting of stockholders.

Whom should I contact with other questions?

If you have additional questions about this proxy statement or the Special Meeting, or if you would like additional copies of this proxy statement, please contact: HTG Molecular Diagnostics, Inc., 3430 E. Global Loop, Tucson, Arizona 85706, Attn: Corporate Secretary.

PROPOSAL 1

APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

General

The Board has recommended an increase in the aggregate number of shares of common stock, par value $0.001 per share, that we are authorized to issue from 26,666,667 to 80,000,000 (the “Authorized Shares Increase”). The Board is requesting stockholder approval of an amendment to the Company’s Certificate of Incorporation to effect the Authorized Shares Increase. If the amendment is adopted, the Authorized Shares Increase will become effective upon filing of a certificate of amendment of the Company’s amended and restated Certificate of Incorporation with the Secretary of State of the State of Delaware. No further stockholder authorization would be required prior to the issuance of such shares by the Company, except where stockholder approval is required under Delaware corporate law or the rules of The Nasdaq Stock Market LLC. The form of the proposed amendment to our Certificate of Incorporation is attached as Appendix A to this proxy statement.

All shares of common stock, including those now authorized and those that would be authorized by the approval of this proposed amendment, are equal in rank and have the same voting, dividend, and liquidation rights. Existing stockholders have no preemptive rights to acquire or subscribe to any of the additional shares of common stock that would be authorized by the approval of the Authorized Shares Increase. The proposed Authorized Shares Increase will not affect the rights of existing stockholders, except to the extent that future issuances of common stock, including the additional shares that would be authorized if the proposed Authorized Shares Increase is approved, may dilute the current equity ownership position of current holders of common stock.

As of October 26, 2022, the record date for the Special Meeting, 11,049,958 shares of common stock were outstanding. As of the record date, 951,776 shares were reserved for issuance upon the exercise or settlement of equity awards granted under our equity incentive plans, 176,425 shares remained available for issuance under our 2020 Equity Incentive Plan, 167,500 shares remained available for issuance under our 2021 Inducement Plan, 454,952 shares were reserved for issuance or potential future issuance under our Amended and Restated 2014 Employee Stock Purchase Plan, 11,658 shares were reserved for issuance under our amended and restated stock purchase plan (our market price stock purchase plan) and 6,539,011 shares were reserved for issuance upon exercise of outstanding warrants. Accordingly, without the Authorized Shares Increase, we currently expect to have only approximately 7,315,387 shares of common stock that are unreserved and available for future issuances. This share number assumes that Proposal 2 for the approval of a Reverse Stock Split (as defined in Proposal 2 below) is not approved, or if it is approved, we choose not to implement a Reverse Stock Split. If Proposal 2 is approved and we implement a Reverse Stock Split, we would effectively have a greater number of shares of common stock available for future issuance because only the outstanding shares of common stock would be reduced by the implementation of a Reverse Stock Split.

Purpose and Effect of the Authorized Shares Increase

Given the limited number of authorized shares currently available for future issuance under our amended and restated certificate of incorporation, we believe that an increase in the number of authorized shares of our common stock is critical to ensure that a sufficient number of shares are available for future issuances if and when our Board deems it to be in our and our stockholders’ best interests to do so. While we have no current specific plans to issue additional shares, we believe that the Authorized Shares Increase will result in greater flexibility and additional potential opportunities in the future by allowing us to take any one or a combination of the following general corporate initiatives:

•	Raise additional capital through common stock offerings

•	Provide equity incentives to attract and retain employees, officers or directors

•	Acquire businesses, technologies, product franchises or other assets through merger and/or acquisition activity using common stock as consideration

•	Issue common stock for other corporate purposes

•	Utilize the issuance of equity securities in connection with collaboration or in-licensing transactions

Without an increase in the number of authorized shares of common stock, the number of remaining common shares available for issuance may be insufficient to complete one or more of the above transactions if and when the Board deems it to be in the best interests of the stockholders to do so. We believe that having the additional authorized shares available to the Company for issuance, upon approval of the Board, will be beneficial to us and our stockholders by allowing us to promptly consider and respond to future business opportunities as they arise, including in relation to offerings of common stock or acquisition opportunities, which are competitive and time-sensitive. Due to market, industry, and other factors, the delay involved in calling and holding a stockholders’ meeting to approve an increase in authorized shares at the time a business opportunity presents itself may prevent us from timely pursuing that opportunity, or may significantly adversely affect the economic or strategic value of that opportunity.

We currently have no specific plans, arrangements or understandings to issue additional shares of common stock. We have not allocated any specific portion of the proposed increase in authorized common shares to, or for, any particular purpose. We continually evaluate our capital structure and may consider an equity offering if, among other things, market conditions are favorable or there is a favorable business opportunity. If the increase in the authorized shares of common stock is postponed until the foregoing specific needs arise, the delay and expense incident to obtaining approval of the stockholders at that time could impair our ability to meet our objectives.

If this proposal is not approved by our stockholders, our financing alternatives may be limited by the lack of sufficient unissued and unreserved authorized shares of common stock, and stockholder value may be harmed by this limitation, particularly if Proposal 2 is also not approved. In addition, our future success depends upon our ability to attract, retain and motivate highly-skilled scientific, commercial and managerial employees, and if this proposal is not approved by our stockholders, the lack of sufficient unissued and unreserved authorized shares of common stock to provide future equity incentive opportunities as our Board of Directors or its Compensation Committee deems appropriate could adversely impact our ability to achieve these goals. In short, if our stockholders do not approve this proposal, we may not be able to access the capital markets, complete corporate collaborations, partnerships or other strategic transactions, attract, retain and motivate employees, and pursue other business opportunities integral to our growth and success.

The additional shares of common stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. Although this proposal to increase the number of authorized shares of common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of the Authorized Shares Increase could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices because the issuance of new shares could be used to dilute the stock ownership of that third party.

Currently, our amended and restated certificate of incorporation also authorizes us to issue 10,000,000 shares of preferred stock, par value $0.001 per share, of which only one share—the Series A Preferred Stock, as described earlier in this proxy statement—is issued and outstanding as of the record date. No other class of our capital stock is authorized. We are not requesting any change to the number of shares of preferred stock authorized for issuance.

Vote Required

The affirmative vote of the holders of a majority of outstanding shares of common stock on the record date for the Special Meeting will be required to approve this proposal. The Series A Preferred Stock is not entitled to vote on this proposal. Abstentions and broker non-votes, if any, will have the same effect as “Against” votes.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 1.

PROPOSAL 2

APPROVAL OF A SERIES OF ALTERNATE AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE THE BOARD OF DIRECTORS TO IMPLEMENT A REVERSE STOCK SPLIT OF OUR COMMON STOCK

Our Board of Directors has unanimously approved a series of alternate amendments to our amended and restated certificate of incorporation each of which would effect a reverse stock split, or Reverse Stock Split, of all issued and outstanding shares of our common stock, at a ratio ranging from 1-for-3 to 1-for-12, inclusive.

Accordingly, effecting a Reverse Stock Split would reduce the number of outstanding shares of our common stock. The effectiveness of any one of these amendments and the abandonment of the other amendments, or the abandonment of all of these amendments, will be determined by our Board of Directors following the Special Meeting and prior to the one-year anniversary of the date the Reverse Stock Split is approved by our stockholders. Our Board of Directors has recommended that these proposed amendments be presented to our stockholders for approval.

Our stockholders are being asked to approve these proposed amendments pursuant to Proposal 2, and to grant authorization to our Board of Directors to determine, at its option, whether to implement a Reverse Stock Split, including its specific timing and ratio.

Should we receive the required stockholder approval for Proposal 2, our Board of Directors will have the sole authority to elect, at any time on or prior to the one-year anniversary of the date the Reverse Stock Split is approved by our stockholders, and without the need for any further action on the part of our stockholders whether to effect a Reverse Stock Split.

Notwithstanding approval of Proposal 2 by our stockholders, our Board of Directors may, at its sole option, abandon the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect any Reverse Stock Split, as permitted under Section 242(c) of the General Corporation Law of the State of Delaware.

By approving Proposal 2, our stockholders will (a) approve a series of alternate amendments to our amended and restated certificate of incorporation pursuant to which (i) any whole number of outstanding shares of common stock between and including 1-for-3 and 1-for-12 could be combined into one share of common stock; and (b) authorize our Board of Directors to file only one such amendment as determined by the Board at its sole option, and to abandon each amendment not selected by the Board. Our Board of Directors may also elect not to undertake a Reverse Stock Split and therefore abandon all amendments.

The text of the proposed form of Certificate of Amendment to our amended and restated certificate of incorporation, which we refer to as the Certificate of Amendment, is attached hereto as Appendix B.

We are proposing that our Board of Directors have the discretion to select the Reverse Stock Split ratio from within a range between and including 1-for-3 and 1-for-12, rather than proposing that stockholders approve a specific ratio at this time, in order to give our Board of Directors the flexibility to implement a Reverse Stock Split at a ratio that reflects the Board’s then-current assessment of the factors described below under “Criteria to be Used for Determining Whether to Implement the Reverse Stock Split.” If the Board decides to implement a Reverse Stock Split, we will file the Certificate of Amendment with the Secretary of State of the State of Delaware and the Reverse Stock Split will be effective at the close of business on the business day following its filing with the Secretary of State of the State of Delaware, or such later time as is chosen by the Board and set forth in the Certificate of Amendment. Except for adjustments that may result from the treatment of fractional shares as described below, each of our stockholders will hold the same percentage of our outstanding common stock immediately following the Reverse Stock Split as such stockholder holds immediately prior to the Reverse Stock Split.

Reasons for Reverse Stock Split

Meet certain continued listing requirements of The Nasdaq Stock Market LLC. To continue our listing on The Nasdaq Capital Market, we must comply with Nasdaq Marketplace Rules, which requirements include a minimum bid price of $1.00 per share. On June 3, 2022, The Nasdaq Stock Market LLC (“Nasdaq”) notified us that the decline in the share price of our common stock had caused us to be out of compliance with one of the Nasdaq Capital Market’s continued listing standards and that we had 180 calendar days, or until November 30, 2022, to regain compliance with Nasdaq Listing Rule 5550(a)(2) minimum bid price requirement (the “Minimum Bid Price Requirement”). Subsequent to receipt of that notice, our common stock closed at or above the $1.00 minimum bid price for at least 10 consecutive business days and consequently we regained compliance with the Minimum Bid Price Requirement. However, on September 30, 2022, Nasdaq notified us that the decline in the share price of our common stock has once again caused us to be out of compliance with the Minimum Bid Price Requirement, and that we have 180 calendar days, or until March 29, 2023, to regain compliance with such requirement. To regain compliance, our common stock must close at or above the $1.00 minimum bid price for at least 10 consecutive business days or more at the discretion of Nasdaq. If we do not regain compliance with the Minimum Bid Price Requirement by the end of the initial 180 calendar day compliance period, if on the last day of such compliance period we are in compliance with the market value of publicly held shares requirement for continued listing as well as all other standards for initial listing of its common stock on The Nasdaq Capital Market (other than the Minimum Bid Price Requirement), we will be afforded an additional 180 day compliance period, unless we do not indicate our intent to cure the deficiency, or if it does not appear to Nasdaq that it is possible for us to cure the deficiency, in which case we will not be eligible for the additional 180 calendar day compliance period.

Our Board of Directors has considered the potential harm to us and our stockholders should Nasdaq delist our common stock from The Nasdaq Capital Market. Delisting could adversely affect the liquidity of our common stock since alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market. Many investors likely would not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or for other reasons. In addition, the delisting of our common stock from The Nasdaq Capital Market may constitute an event of default under our Loan and Security Agreement with Silicon Valley Bank.

The Board of Directors believes that a Reverse Stock Split is a potentially effective means for us to maintain compliance with the $1.00 minimum bid requirement and to avoid, or at least mitigate, the likely adverse consequences of our common stock being delisted from The Nasdaq Capital Market by producing the immediate effect of increasing the bid price of our common stock.

To potentially improve the marketability and liquidity of our common stock. Our Board of Directors believes that the increased market price of our common stock expected as a result of implementing a Reverse Stock Split could improve the marketability and liquidity of our common stock and encourage interest and trading in our common stock.

•

Stock Price Requirements: We understand that many brokerage houses, institutional investors and funds have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin. Additionally, a Reverse Stock Split could help increase analyst and broker interest in our common stock as their internal policies might discourage them from following or recommending companies with low stock prices.

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Stock Price Volatility: Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers.

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Transaction Costs: Investors may be dissuaded from purchasing stocks below certain prices because brokers’ commissions, as a percentage of the total transaction value, can be higher for low-priced stocks.

To effectively increase the number of authorized and available shares. The implementation of a Reverse Stock Split will result in an effective increase in the authorized number of shares of our common stock because only the outstanding shares of common stock would be reduced by the Reverse Stock Split. As described above in Proposal 1, we have a limited number of authorized and unreserved shares that are available for future issuance. For the same reasons described in Proposal 1 above, our Board of Directors may determine it to be advisable and in the best interests of our company to implement a Reverse Stock Split to provide the flexibility to use our common stock for business and/or financial purposes, particularly if the Authorized Shares Increase described in Proposal 1 above is not approved. We currently have no specific plans, arrangements or understandings to issue additional shares of common stock and we have not allocated any specific portion of any effective increase in the number of authorized and available shares that would result from the implementation of a Reverse Stock Split for any particular purpose.

Criteria to be Used for Determining Whether to Implement Reverse Stock Split

In determining whether to implement the Reverse Stock Split and which Reverse Stock Split ratio to implement, if any, following receipt of stockholder approval of Proposal 2, our Board of Directors may consider, among other things, various factors, such as:

•	the historical trading price and trading volume of our common stock;

•	the then-prevailing trading price and trading volume of our common stock and the expected impact of the Reverse Stock Split on the trading market for our common stock in the short- and long-term;

•	the continued listing requirements for our common stock on The Nasdaq Capital Market;

•	which Reverse Stock Split ratio would result in the least administrative cost to us;

•	prevailing general market and economic conditions; and

•

whether and when our Board of Directors desires to have the additional authorized but unissued shares of common stock that will result from the implementation of a Reverse Stock Split available to provide the flexibility to use our common stock for business and/or financial purposes, particularly if the Authorized Shares Increase described in Proposal 1 above does not pass.

Certain Risks and Potential Disadvantages Associated with a Reverse Stock Split

We cannot assure you that the proposed Reverse Stock Split will increase our stock price and have the desired effect of maintaining compliance with Nasdaq Marketplace Rules. We expect that the Reverse Stock Split will increase the market price of our common stock so that we may be able to regain and maintain compliance with the Nasdaq $1.00 minimum bid price requirement. However, the effect of the Reverse Stock Split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in like circumstances is varied, particularly since some investors may view a reverse stock split negatively. It is possible that the per share price of our common stock after the Reverse Stock Split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the Reverse Stock Split, and the market price per post-Reverse Stock Split share may not exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time, and the Reverse Stock Split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. In addition, although it is possible that the Reverse Stock Split may enhance the desirability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to institutional and other long-term investors. Even if we implement the Reverse Stock Split, the market price of our common stock may decrease due to factors unrelated to the Reverse Stock Split. In any case, the market price of our common stock may also be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the Reverse Stock Split is consummated and the trading price of the common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Even if the market price per post-Reverse Stock Split share of our common stock remains in excess of $1.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including Nasdaq requirements related to the minimum number of shares that must be in the public float, the minimum market value of the public float and the minimum number of “round lot” holders.

The proposed Reverse Stock Split may decrease the liquidity of our common stock and result in higher transaction costs. The liquidity of our common stock may be negatively impacted by a Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the stock price does not increase as a result of the Reverse Stock Split. In addition, if a Reverse Stock Split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, a Reverse Stock Split may not achieve the desired results of increasing marketability and liquidity of our common stock described above.

The effective increase in the authorized number of shares of our common stock as a result of the Reverse Stock Split could have anti-takeover implications. The implementation of a Reverse Stock Split will result in an effective increase in the authorized number of shares of our common stock, which could, under certain circumstances, have anti-takeover implications. The additional shares of common stock that would become available for issuance if this Proposal 2 is approved and a Reverse Stock Split is implemented could be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. For example, without further stockholder approval, the Board could adopt a “poison pill” which would, under certain circumstances related to an acquisition of our securities that is not approved by the Board, give certain holders the right to acquire additional shares of our common stock at a low price. The Board also could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this Proposal 2 has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), stockholders should be aware that approval of this Proposal 2 could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Principal Effects of a Reverse Stock Split

After the effective date of any Reverse Stock Split that our Board of Directors elects to implement, each stockholder will own a reduced number of shares of common stock. However, any Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in HTG, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share as described below. Voting rights and other rights and preferences of the holders of our common stock will not be affected by a Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to a Reverse Stock Split would continue to hold 2% (assuming there is no impact as a result of the payment of cash in lieu of issuing fractional shares) of the voting power of the outstanding shares of our common stock immediately after such Reverse Stock Split. The number of stockholders of record will not be affected by a Reverse Stock Split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after such Reverse Stock Split).

The principal effects of a Reverse Stock Split will be that:

•	each 3-to-12 shares of our common stock owned by a stockholder (depending on the Reverse Stock Split ratio selected by the Board), will be combined into one new share of our common stock;

•

no fractional shares of common stock will be issued in connection with any Reverse Stock Split; instead, holders of common stock who would otherwise receive a fractional share of common stock pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share as explained more fully below;

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based upon the Reverse Stock Split ratio selected by the Board, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all then outstanding stock options, restricted stock units and warrants, which will result in a proportional decrease in the number of shares of our common stock reserved for issuance upon exercise or vesting of such stock options, restricted stock units and warrants, and, in the case of stock options and warrants, a proportional increase in the exercise price of all such stock options and warrants; and

•	the number of shares then reserved for issuance under our equity compensation plans will be reduced proportionately based upon the Reverse Stock Split ratio selected by the Board.

The following table contains approximate information, based on share information as of October 26, 2022, relating to our outstanding common stock based on the proposed Reverse Stock Split ratios (without giving effect to the treatment of fractional shares), and information regarding our authorized and available shares:

Status	Number of Shares of Common Stock Authorized(1)	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Future Issuance	Number of Shares of Common Stock Authorized but Unissued and Unreserved(1)
Pre-Reverse Stock Split	26,666,667	11,049,958	8,301,322	7,315,387
Post-Reverse Stock Split 1:3	26,666,667	3,683,319	2,767,107	20,216,241
Post-Reverse Stock Split 1:4	26,666,667	2,762,490	2,075,331	21,828,846
Post-Reverse Stock Split 1:5	26,666,667	2,209,992	1,660,264	22,796,411
Post-Reverse Stock Split 1:6	26,666,667	1,841,660	1,383,554	23,441,453
Post-Reverse Stock Split 1:7	26,666,667	1,578,565	1,185,903	23,902,199
Post-Reverse Stock Split 1:8	26,666,667	1,381,245	1,037,665	24,247,757
Post-Reverse Stock Split 1:9	26,666,667	1,227,773	922,369	24,516,525
Post-Reverse Stock Split 1:10	26,666,667	1,104,996	830,132	24,731,539
Post-Reverse Stock Split 1:11	26,666,667	1,004,542	754,666	24,907,459
Post-Reverse Stock Split 1:12	26,666,667	920,830	691,771	25,054,060

(1)	Assumes Proposal 1 is not approved.

After the effective date of any Reverse Stock Split that our Board of Directors elects to implement, our common stock would have a new committee on uniform securities identification procedures, or CUSIP number, a number used to identify our common stock.

Our common stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The implementation of any proposed Reverse Stock Split will not affect the registration of our common stock under the Exchange Act. Our common stock would continue to be listed on The Nasdaq Capital Market under the symbol “HTGM” immediately following the Reverse Stock Split, although it is likely that Nasdaq would add the letter “D” to the end of the trading symbol for a period of twenty trading days after the effective date of the Reverse Stock Split to indicate that the Reverse Stock Split had occurred.

Effective Date

The proposed Reverse Stock Split would become effective at 5:00 p.m., Eastern Time, on the business day following the filing of a Certificate of Amendment with the office of the Secretary of State of the State of Delaware, or such later date as is chosen by the Board and set forth in the Certificate of Amendment, which date we refer to in this Proposal 2 as the Effective Date. Except as explained below with respect to fractional shares, effective as of 5:00 p.m., Eastern Time, on the Effective Date, shares of common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of us or our stockholders, into a lesser number of new shares of our common stock in accordance with the Reverse Stock Split ratio determined by our Board of Directors within the limits set forth in this Proposal 2.

Cash Payment In Lieu of Fractional Shares

No fractional shares of common stock will be issued as a result of any Reverse Stock Split. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the Reverse Stock Split, we will pay cash (without interest) equal to such fraction multiplied by the average of the closing sales prices of the common stock on The Nasdaq Capital Market during regular trading hours for the five consecutive trading days immediately preceding the Effective Date (with such average closing sales prices being adjusted to give effect to the Reverse Stock Split). After the Reverse Stock Split, a stockholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest except to receive payment as described above.

As of October 26, 2022, there were 113 stockholders of record of our common stock. Upon stockholder approval of Proposal 2, if our Board of Directors elects to implement the proposed Reverse Stock Split, stockholders owning, prior to the Reverse Stock Split, less than the number of whole shares of common stock that will be combined into one share of common stock in the Reverse Stock Split would no longer be stockholders. For example, if a stockholder held five shares of common stock immediately prior to the Reverse Stock Split and the Reverse Stock Split ratio selected by the Board was 1:10, then such stockholder would cease to be a stockholder of HTG following the Reverse Stock Split and would not have any voting, dividend or other rights except to receive payment for the fractional share as described above. Based on our stockholders of record as of October 26, 2022, and assuming a Reverse Stock Split ratio of 1-for-10, we expect that cashing out fractional stockholders would reduce the number of stockholders of record by 47 holders. In addition, we do not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Record and Beneficial Stockholders

If this Proposal 2 is approved by our stockholders and our Board of Directors elects to implement a Reverse Stock Split, stockholders of record holding all of their shares of our common stock electronically in book-entry form under the direct registration system for securities will be automatically exchanged by the exchange agent and will receive a transaction statement at their address of record indicating the number of new post-split shares of our common stock they hold after the Reverse Stock Split along with payment in lieu of any fractional shares. Non-registered stockholders holding common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Stock Split and making payment for fractional shares than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If this Proposal 2 is approved by our stockholders and our Board of Directors elects to implement a Reverse Stock Split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal from HTG or its exchange agent, as soon as practicable after the effective date of the Reverse Stock Split. Our transfer agent is expected to act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Stock Split shares in exchange for post-Reverse Stock Split shares and payment in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. No new post-Reverse Stock Split share certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.001 per share after any Reverse Stock Split. As a result, on the Effective Date, the stated capital on our balance sheet attributable to the common stock would be reduced proportionally, based on the actual Reverse Stock Split ratio, from its present amount, and the additional paid-in capital account would be credited with the amount by which the stated capital would be reduced. The net income or loss per share of common stock would be increased because there would be fewer shares of common stock outstanding. The Reverse Stock Split would be reflected retroactively in our consolidated financial statements. We do not anticipate that any other accounting consequences would arise as a result of any Reverse Stock Split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under the General Corporation Law of the State of Delaware with respect to the proposed alternate amendments to our amended and restated certificate of incorporation to allow for a Reverse Stock Split and we will not independently provide the stockholders with any such right if any Reverse Stock Split is implemented.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of a Reverse Stock Split that are generally expected to be applicable to U.S. Holders (as defined below) of our common stock who hold their common stock as capital assets within the meaning of Section 1221 of Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment). This summary is based on provisions of the Code, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to these laws could alter the tax consequences described below, possibly with retroactive effect, which may result in the U.S. federal income tax consequences of the Reverse Stock Split differing substantially from the consequences summarized below. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a Reverse Stock Split.

This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a U.S. Holder. This discussion does not address the tax consequences which may apply to stockholders subject to special rules, such as financial institutions, insurance companies, tax-exempt organizations dealers in securities, real estate investment trusts, regulated investment companies, stockholders who hold their pre-reverse split shares through individual retirement or other tax-deferred accounts, stockholders who are not U.S. Holders (as defined below), stockholders who have a functional currency other than the U.S. dollar, partnerships or other entities classified as partnerships or disregarded entities for U.S. federal income tax purposes (or persons holding our common stock through such entities), stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Code or Section 1244 stock for purposes of Section 1244 of the Code, stockholders who acquired their stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code, or stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation.

In addition, this summary does not address: (a) the tax consequences of transactions effectuated before, after or at the same time as the Reverse Stock Split, whether or not they are in connection with the Reverse Stock Split; (b) any U.S. federal non-income tax consequences of the Reverse Stock Split, including estate, gift or other tax consequences; (c) any state, local or non-U.S. tax consequences of the Reverse Stock Split; (d) the alternative minimum tax, the Medicare contribution tax on net investment income, or special tax accounting rules under Section 451(b) of the Code, or (e) tax consequences to holders of options, warrants or similar rights to acquire our common stock. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of our common stock that is any of the following:

•	an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. In general, the federal income tax consequences of a Reverse Stock Split will vary depending upon whether a U.S. Holder receives cash for fractional shares or solely a reduced number of shares of common stock in exchange for their old shares of common stock. We believe that because the Reverse Stock Split is not part of a plan to increase periodically a stockholder’s proportionate interest in our assets or earnings and profits, the Reverse Stock Split should have the following federal income tax effects. A U.S. Holder who receives solely a reduced number of shares of common stock will generally not recognize gain or loss in the Reverse Stock Split. A U.S. Holder’s aggregate tax basis in the reduced number of shares of common stock should equal the U.S. Holder’s aggregate tax basis in its old shares of common stock and such U.S. Holder’s holding period in the reduced number of shares will include the holding period in its old shares exchanged. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of common stock surrendered to the shares of common stock received in a recapitalization pursuant to the Reverse Stock Split. U.S. Holders should consult their tax advisors as to application of the foregoing rules where shares of common stock were acquired at different times or at different prices.

A U.S. Holder who receives cash in lieu of a fractional share as a result of the Reverse Stock Split should generally recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year. Long-term capital gains of non-corporate U.S. Holders are generally subject to preferential tax rates. There are limitations on the deductibility of capital losses under the Code. A U.S. Holder’s aggregate tax basis in the reduced number of shares of common stock should equal the U.S. Holder’s aggregate tax basis in its old shares of common stock decreased by the basis allocated to the fractional share for which such U.S. Holder is entitled to receive cash, and the holding period of the reduced number of shares received will include the holding period of the old shares exchanged.

We will not recognize any gain or loss as a result of the proposed Reverse Stock Split.

Vote Required

The affirmative vote of the holders of a majority of the voting power presented by the shares of common stock and the one share of Series A Preferred Stock outstanding on the record date for the Special Meeting, voting together as a single class, is required for approval of this proposal. Each share of common stock has one vote. The share of Series A Preferred Stock has 300,000,000 votes, but those votes must be voted in the same proportion as the votes cast by shares of common stock on this proposal. Although abstentions and broker non-votes, if any, will technically have the same effect as “Against” votes, because the share of Series A Preferred Stock has 300,000,000 votes and will vote in a manner that mirrors votes actually cast (which does not include abstentions or broker non-votes), abstentions and broker non-votes, if any, will have virtually no effect on the outcome of this proposal. Therefore, if you do not wish for this proposal to pass, you should vote “Against” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

AUTHORIZATION TO ADJOURN THE SPECIAL MEETING

General

If the Special Meeting is convened and a quorum is present, but there are not sufficient votes to approve Proposal 1 or Proposal 2, our proxy holders may move to adjourn the Special Meeting at that time in order to enable the Board to solicit additional proxies.

In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by the Board to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Special Meeting to another time and place, if necessary, to solicit additional proxies in the event that there are not sufficient votes to approve Proposal 1 or Proposal 2. If our stockholders approve this proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders that have previously voted. Among other things, approval of this proposal could mean that, even if we had received proxies representing a sufficient number of votes to defeat Proposal 1 or Proposal 2, we could adjourn the Special Meeting without a vote on Proposal or Proposal 2 and seek to convince our stockholders to change their votes in favor of Proposal 1 and/or Proposal 2.

If it is necessary to adjourn the Special Meeting, no notice of the adjourned meeting is required to be given to our stockholders, other than an announcement at the Special Meeting of the time and place to which the Special Meeting is adjourned, so long as the meeting is adjourned for 30 days or less and no new record date is fixed for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Vote Required

Approval of this proposal requires the affirmative vote of holders of a majority of shares of common stock present virtually at the meeting or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as “Against” votes. Broker non-votes, if any, will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of September 30, 2022 by:

•	each person, entity or group known to the Company to be the beneficial owner of more than 5% of the Company’s common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all current executive officers and directors of the Company as a group.

Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The table is based upon information supplied by officers, directors and principal stockholders, Schedules 13G filed with the SEC and other sources believed to be reliable by us. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based 11,048,111 shares outstanding on September 30, 2022, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address for each person or entity listed in the table is c/o HTG Molecular Diagnostics, Inc., 3430 E. Global Loop, Tucson, Arizona 85706.

	Common Stock Beneficially Owned
Name and address of beneficial owner	Shares	Percentage
Greater than 5% stockholders
L5 Capital Inc. and Marc Lustig (1)	1,170,000	10.6%
BitNile Holdings, Inc., Digital Power Lending, LLC and Milton C. Ault, III (2)	1,100,000	9.96%
Directors and named executive officers
John L. Lubniewski (3)	148,650	1.3%
Shaun D. McMeans (4)	65,979	*
Byron Lawson (5)	32,981	*
Ann Hanham (6)	10,884	*
Michelle R. Griffin (7)	10,165	*
Donnie M. Hardison (8)	11,631	*
Lee McCracken (9)	11,131	*
Thomas W. Dubensky	—	—
All current executive officers and directors as a group (8 persons) (10)	291,421	2.6%

*	Represents beneficial ownership of less than one percent.
(1)	The address of L5 Capital Inc. and Marc Lustig is 1 First Canadian Place, Toronto, Ontario M5X 1H3, Canada.
(2)

Consists of shares held by Digital Power Lending, LLC, a subsidiary of BitNile Holdings, Inc. BitNile Holdings, Inc. may be deemed to beneficially own the shares beneficially owned by Digital Power Lending, LLC by virtue of its relationship with such entity. Milton C. Ault, III, Founder and Executive Chairman of BitNile Holdings, Inc. may also be deemed to beneficially own such shares by virtue of his position and relationship with BitNile Holdings, Inc. The address of BitNile Holdings, Inc. and Milton C. Ault, III is 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141. The address of Digital Power Lending, LLC is 940 South Coast Drive, Suite 200, Costa Mesa, CA 92626.

(3)	Includes 137,016 shares that Mr. Lubniewski has the right to acquire from us within 60 days of September 30, 2022 pursuant to the exercise of stock options and the vesting of RSUs.

(4)	Includes 57,657 shares that Mr. McMeans has the right to acquire from us within 60 days of September 30, 2022 pursuant to the exercise of stock options and the vesting of RSUs.
(5)	Includes 29,149 shares that Mr. Lawson has the right to acquire from us within 60 days of September 30, 2022 pursuant to the exercise of stock options and the vesting of RSUs.
(6)

Includes 10,398 shares that Dr. Hanham has the right to acquire from us within 60 days of September 30, 2022 pursuant to the exercise of stock options. In addition, as of the record date for the Special Meeting, Dr. Hanham owned the one share of Series A Preferred Stock issued and outstanding as of such date. Such share of Series A Preferred Stock is not convertible into common stock and has voting rights as described under “Questions and Answers About These Proxy Materials and Voting—How many votes do I have?”

(7)	Includes 9,999 shares that Ms. Griffin has the right to acquire from us within 60 days of September 30, 2022 pursuant to the exercise of stock options.
(8)	Includes 10,798 shares that Mr. Hardison has the right to acquire from us within 60 days of September 30, 2022 pursuant to the exercise of stock options.
(9)	Includes 10,798 shares that Mr. McCracken has the right to acquire from us within 60 days of September 30, 2022 pursuant to the exercise of stock options.
(10)	The number of shares beneficially owned consists of the shares described in Notes (3) through (9) above.

STOCKHOLDERS SHARING THE SAME ADDRESS

SEC rules permit companies, brokers, banks or other agents to deliver a single copy of a proxy statement to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other agent and have consented to householding will receive only one copy of our proxy statement.

If you would like to opt out of this practice for future mailings and receive separate proxy statements and, if applicable, annual reports for each stockholder sharing the same address, please contact your broker, bank or other agent. You may also obtain a separate proxy statement without charge by contacting us at HTG Molecular Diagnostics, Inc., Attn: Corporate Secretary, 3430 E. Global Loop, Tucson, Arizona 85706, or call the Company’s telephone number at (877) 289-2615. We will promptly send additional copies of the proxy statement.

Stockholders sharing an address that are receiving multiple copies of the proxy statement can request delivery of a single copy of the proxy statement by contacting their broker, bank or other intermediary or by contacting us as indicated above.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the Special Meeting. If, however, any other business is properly brought before the Special Meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes.

By Order of the Board of Directors

.

Shaun D. McMeans

Corporate Secretary

Tucson, Arizona

October 31, 2022

APPENDIX A

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

HTG MOLECULAR DIAGNOSTICS, INC.

HTG Molecular Diagnostics, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of this corporation is HTG Molecular Diagnostics, Inc., the original name of this corporation was HTG, Inc. and the date on which the Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware was December 14, 2000.

SECOND: The Board of Directors of the Company (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), as follows:

Section A of Article IV of the Certificate of Incorporation is amended and restated to read in its entirety as follows:

“A. The corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is 90,000,000 shares. 80,000,000 shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). 10,000,000 shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).”

THIRD: The foregoing amendment to the Certificate of Incorporation was duly approved by the Board.

FOURTH: Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FIFTH: This amendment to the Certificate of Incorporation shall be effective upon filing with the Secretary of State of the State of Delaware.

APPENDIX B

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

HTG MOLECULAR DIAGNOSTICS, INC.

HTG Molecular Diagnostics, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of this corporation is HTG Molecular Diagnostics, Inc., the original name of this corporation was HTG, Inc. and the date on which the Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware was December 14, 2000.

SECOND: The Board of Directors of the Company (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), as follows:

Effective as of the effective time of 5:00 p.m., Eastern Time, on [***DATE***]1 (the “Effective Time”), each [three (3) / four (4) / five (5) / six (6) / seven (7) / eight (8) / nine (9) / ten (10) / eleven (11) / twelve (12)]2 shares of the Company’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Company or the respective holders thereof, be combined into one (1) share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, no fractional shares of Common Stock shall be issued as a result of the Reverse Split and, in lieu thereof, upon receipt after the Effective Time by the exchange agent selected by the Company of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of pre-Reverse Split Common Stock, any stockholder who would otherwise be entitled to a fractional share of post-Reverse Split Common Stock as a result of the Reverse Split, following the Effective Time (after taking into account all fractional shares of post-Reverse Split Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of post-Reverse Split Common Stock to which such stockholder would otherwise be entitled multiplied by the average of the closing sales prices of a share of the Company’s Common Stock (as adjusted to give effect to the Reverse Split) on The Nasdaq Stock Market for each of the five (5) consecutive trading days immediately preceding the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware. Each stock certificate that, immediately prior to the Effective Time, represented shares of pre-Reverse Split Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the Company or the respective holders thereof, represent that number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined (as well as the right to receive cash in lieu of any fractional shares of post-Reverse Split Common Stock as set forth above; provided, however, that each holder of record of a certificate that represented shares of pre-Reverse Split Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined

[1]	Insert next business day after filing with the Secretary of State of the State of Delaware.
[2]

These amendments approve the combination of any whole number of shares of the Company’s Common Stock between and including three (3) and twelve (12) into one (1) share of the Company’s Common Stock. By these amendments, the stockholders would approve each of the alternate amendments proposed by the Company’s Board of Directors. If the reverse stock split proposal is approved by stockholders, the Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that reverse stock split ratio determined by the Company’s Board of Directors to be in the best interests of the Company and its stockholders. The other amendments will be abandoned pursuant to Section 242(c) of the General Corporation Law of the State of Delaware. The Company’s Board of Directors may also elect not to effect any reverse stock split, in which case all proposed alternate amendments will be abandoned.

pursuant to the Reverse Split, as well as any cash in lieu of fractional shares of post-Reverse Split Common Stock to which such holder may be entitled as set forth above. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of post-Reverse Split Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated. THIRD: The foregoing amendment to the Certificate of Incorporation was duly approved by the Board.

FOURTH: Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FIFTH: This amendment to the Certificate of Incorporation shall be effective on and as of as of the effective time of 5:00 p.m., Eastern Time, on [***DATE***]3.

[3]	Insert next business day after filing with the Secretary of State of the State of Delaware.

P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/HTGM Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-858-9151 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided HTG Molecular Diagnostics, Inc. Special Meeting of Stockholders For Stockholders of record as of October 26, 2022 TIME: Tuesday, November 29, 2022 1:30 PM, Mountain Time PLACE: 3430 E Global Loop Tucson, AZ 85706 This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints John L. Lubniewski and Shaun D. McMeans (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of HTG Molecular Diagnostics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

HTG Molecular Diagnostics, Inc. Special Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of the Company’s common stock from 26,666,667 to 80,000,000 shares. FOR AGAINST ABSTAIN FOR 2. To approve a series of alternate amendments to the Company’s Amended and Restated Certificate of Incorporation to effect, at the option of the Company’s Board of Directors, a reverse stock split of the Company’s common stock at a ratio between 1-for-3 and 1-for-12, inclusive, as determined by the Board of Directors at its sole discretion. FOR 3. To approve the authorization to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1 or Proposal 2. FOR Check here if you would like to attend the meeting in person. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date